Exhibit 99.1

News Release

For More Information Contact

FOR IMMEDIATE RELEASE

Dane Anderson, CFO/VP

October 26, 2005	763-493-6370 / www.mocon.com

MOCON Announces Third Quarter Results

MINNEAPOLIS, MN, October 26, 2005 – MOCON, Inc. (Nasdaq:MOCO) today reported sales and income for the quarter ended September 30, 2005.

Net sales for the third quarter of 2005 were $5,670,000, a decrease of 11 percent compared to $6,350,000 for the third quarter of 2004.  Net income was $594,000, an 18 percent decrease compared to $728,000 for the third quarter of 2004.  Diluted net income per share was $0.11 in the third quarter of 2005, a 15 percent decrease compared to $0.13 for the same period in 2004.  Nine-month sales increased 2 percent to $18,497,000 compared to $18,157,000 for the first nine months of 2004.  Net income and diluted net income per share were $2,163,000 and $0.39, respectively, for the nine months ended September 30, 2005, increases of 28 and 26 percent, respectively, compared to $1,694,000 and $0.31 for the same period in 2004.

The overall increase in sales for the nine-month period ended September 30, 2005, compared to the nine-month period ended September 30, 2004, was due primarily to increased sales of the Company’s headspace analyzer and gas analyzer products, offset somewhat by decreases in sales of the Company’s gas chromatography analyzer and sample preparation products, and also to a lesser extent to decreases in sales of products related to the discontinued Vaculok® operations.   The overall decrease in sales for the third quarter of 2005, compared to the third quarter of 2004, was due primarily to decreases in sales of the Company’s weighing and pharmaceutical, and leak detection, instruments.

We continue to maintain a strong balance sheet, with cash and current marketable securities totaling $9,000,000.   The quarter ended September 30, 2005 marks our 96th consecutive quarter of profitability, and over 17 years of consecutive quarterly dividend payments.  The Vaculok product line assets were sold during the third quarter of 2005, and the resulting gain of $69,000 has been included in the gain (loss) from discontinued operations for the quarter and nine-month periods ending September 30, 2005.

“As noted in our second quarter earnings release, the sale of the Vaculok product line is part of our overall effort to focus more on business development opportunities in our core product areas,” said Robert L. Demorest, MOCON President and CEO.  “We believe that these core areas, particularly our gas detection and measurement businesses, have good long-term growth and profit potential.  We have therefore significantly increased R&D spending in these areas for both the third quarter and year-to-date periods, and expect that new products resulting from these increased expenditures in 2005 will have a positive impact in 2006 and beyond.”

MOCON is a leading provider of instrumentation and consulting and laboratory services to medical, pharmaceutical, food and other industries worldwide.  See www.mocon.com for more information.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements regarding MOCON’s ability to better concentrate on its core businesses, the belief that our core product areas have good long-term growth and profit potential, MOCON’s increased R&D spending having a positive impact on future periods, and other statements that can otherwise be identified by words such as “will,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” or other similar expressions.  All forward-looking statements speak only as of the date of this press release.  MOCON undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  In addition to the risks and uncertainties of ordinary business operations and conditions in the general economy and the markets in which MOCON competes, there are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release.  These factors include, but are not limited to, uncertainties relating to competition and technological change, worldwide economic and political stability, setbacks in product development programs, slower-than-anticipated customer acceptance of new products, dependence on certain key industries, risk associated with MOCON’s acquisition strategy and international operations, and other factors set forth in MOCON’s Annual Report on Form 10-K for the year ended December 31, 2004 and other filings with the Securities and Exchange Commission.

MOCON’s shares are traded on the Nasdaq National Market System under the symbol MOCO.

MOCON is a registered trademark of MOCON, Inc.; other trademarks are those of their respective holders.

MOCON, INC.

SUMMARY CONSOLIDATED FINANCIAL DATA

(in Thousands, Except Per Share Data)

INCOME STATEMENT DATA: (unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Sales
Products	$5,187	$5,891	$17,124	$16,718
Consulting services	483	459	1,373	1,439
Total sales	5,670	6,350	18,497	18,157

Cost of sales
Products	2,189	2,608	7,435	7,524
Consulting services	260	243	742	724
Total cost of sales	2,449	2,851	8,177	8,248

Gross profit	3,221	3,499	10,320	9,909

Selling, general, and administrative expenses	1,979	2,036	6,137	6,190
Research and development expenses	434	294	1,252	1,001
Operating income	808	1,169	2,931	2,718

Other income	62	38	260	111
Income from continuing operations before income taxes	870	1,207	3,191	2,829

Income taxes	310	411	921	963
Income from continuing operations	560	796	2,270	1,866

Gain (loss) from discontinued operations	53	(106)	(169)	(270)
Income tax (expense) benefit from discontinued operations	(19)	38	62	98
Gain (loss) from discontinued operations, net of tax	34	(68)	(107)	(172)

Net income	$594	$728	$2,163	$1,694

Basic net income per share:
Income from continuing operations	$0.10	$0.15	$0.42	$0.35
Gain (loss) from discontinued operations	0.01	(0.01)	(0.02)	(0.03)
Basic net income per share	$0.11	$0.14	$0.40	$0.32

Basic weighted average shares outstanding	5,388	5,307	5,361	5,362

Diluted net income per share:
Income from continuing operations	$0.10	$0.14	$0.41	$0.34
Gain (loss) from discontinued operations	0.01	(0.01)	(0.02)	(0.03)
Diluted net income per share	$0.11	$0.13	$0.39	$0.31

Diluted weighted average shares outstanding	5,555	5,418	5,535	5,473

MOCON, INC.

SUMMARY CONSOLIDATED FINANCIAL DATA

(in Thousands)

BALANCE SHEET DATA:  (unaudited)

	September 30,	December 31,
	2005	2004
Assets:
Cash and marketable securities	$9,000	$7,458
Accounts receivable, net	3,131	4,343
Inventories	4,238	3,778
Other current assets	858	1,020
Total current assets	17,227	16,599
Marketable securities, noncurrent	284	231
Property, plant, and equipment, net	1,645	1,955
Other assets, net	3,411	3,731

Total assets	$22,567	$22,516

Liabilities and Stockholders’ Equity:
Total current liabilities	$3,802	$4,772
Total long-term liabilities	342	543
Stockholders’ equity	18,423	17,201

Total liabilities and stockholders’ equity	$22,567	$22,516